(g)(44)
January 9, 2012
State Street Bank and Trust Company
Attn: James DePietro
Lafayette Corporate Center
2 Ave. de Lafayette
Boston, MA 02111

Re:	Goldman Sachs Trust; additional portfolios under the Goldman Sachs Trust contract
Ladies and Gentlemen:
This is to advise you that Goldman Sachs Trust (the “Trust”) has established a new series of shares to be known as Goldman Sachs Focused Growth Fund (the “Fund”). In accordance with the Additional Funds provision of Section 17 of the Custodian Contract dated July 15, 1991, between Goldman Sachs Trust (the predecessor to the Trust) and State Street Bank and Trust Company, as adopted by the Trust pursuant to that certain letter agreement dated as of September 27, 1999 (the “Contract”), the Trust hereby requests that you act as Custodian of the Fund under the terms of the Contract.
Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one to the Trust and retaining one copy for your records.
GOLDMAN SACHS TRUST
By: /s/ Scott McHugh
Name: Scott McHugh
Title: Treasurer of the Funds
Agreed to as of this 20th day of January, 2012.
STATE STREET BANK AND TRUST COMPANY
By: _/s/ Michael F. Rogers_
Name: Michael F. Rogers
Title: Executive Vice President